Southern States Bancshares, Inc. Announces $10.0 million Stock Repurchase Program

ANNISTON, Ala., February 16, 2022 (GLOBE NEWSWIRE) – Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States” or the “Company”), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), announced today that its Board of Directors has approved a stock repurchase program (the “Program”) that authorizes the Company to repurchase up to $10.0 million of its common stock.

Stock repurchases under the Program may be made from time to time on the open market, in privately negotiated transactions, or in any other manner that complies with applicable securities laws (including pursuant to the safe harbor provided under Rule 10b-18 of the Securities Act of 1934, as amended), at the discretion of the management of the Company. The Program will be in effect until December 31, 2022 with the timing of purchases and number of shares repurchased under the Program dependent upon a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions. The Company is not obligated to purchase any shares under the Program and the Program may be suspended or discontinued at any time without notice.

About Southern States Bancshares, Inc.
Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates 15 branches in Alabama and Georgia and a loan production office in Atlanta.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, which reflect our current expectations and beliefs with respect to, among other things, future events and our financial performance. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. This may be especially true given the current COVID-19 pandemic and uncertainty about its continuation. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the dates made, we cannot give any assurance that such expectations will prove correct and actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 under the section entitled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors". Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.

These statements are often, but not always, made through the use of words or phrases such as "may," "can," "should," "could," "to be," "predict," "potential," "believe," "will likely result," "expect," "continue," "will," "likely," "anticipate," "seek," "estimate," "intend," "plan," "target," "project," "would" and "outlook," or the negative version of those words or other similar words or phrases of a future or forward-looking nature. Forward-looking statements appear in a number of places in this press release and may include statements about the Program, including the timing, amount and manner of purchases, if any, and the duration of the Program.

Contact Information:
Lynn Joyce
(205) 820-8065
ljoyce@ssbank.bank

Matthew Keating
(310) 622-8230
ssbankir@finprofiles.com
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